Exhibit 99.01

News Release Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES SECOND QUARTER RESULTS
GAAP Diluted Net Income of $0.21 per Unit; Includes Impact of $6.8 Million Real Estate Charge
Adjusted Diluted Net Income of $0.24 per Unit
Cash Distribution of $0.21 per Unit

New York, NY, August 2, 2012 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended June 30, 2012.

“After a very strong start to the year, global markets took a turn in the second quarter of 2012,” said Peter S. Kraus, Chairman and Chief Executive Officer.  “Disappointing U.S. economic indicators, rising concerns over European sovereign debt and the effect of the U.S. fiscal cliff, and signs of slowing growth in emerging markets created market volatility that weighed on investment performance and caused investors to once again flee riskier assets.”

Financial Results	2Q 2012	1Q 2012	2Q 2012 vs 1Q 2012	2Q 2011	2Q 2012 vs 2Q 2011
($ millions except per Unit amounts)

AllianceBernstein L.P.

GAAP basis:
Net Revenues	$642	$682	(6%)	$728	(12%)
Operating Income	$79	$101	(22%)	$116	(32%)
Operating Margin, excl. non-controlling interests	12.5%	13.8%		16.8%
Adjusted basis: (1)
Net Revenues (2)	$546	$562	(3%)	$637	(14%)
Operating Income (3)	$88	$101	(13%)	$126	(30%)
Operating Margin	16.1%	18.0%		19.7%

AllianceBernstein Holding L.P.
GAAP Diluted Net Income per Unit	$0.21	$0.26	(19%)	$0.34	(38%)
Distribution per Unit	$0.21	$0.26	(19%)	$0.34	(38%)
Adjusted Diluted Net Income per Unit (1)	$0.24	$0.29	(17%)	$0.35	(31%)

(1) See pages 9-11 for reconciliations of GAAP Financial Results to Adjusted Financial Results

(2) Adjusted net revenues exclude investment gains and losses and dividends and interest on deferred compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. They also exclude certain revenues that are reimbursements of pass-through expenses (primarily through our transfer agency).

(3) Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee deferred compensation-related investments, (2) the deferred compensation charge, (3) real estate charges, (4) insurance proceeds, and (5) the net loss or income of consolidated entities attributable to non-controlling interests.

www.alliancebernstein.com	1 of 11

Kraus continued:  “In this environment, our large cap equity services, which had outperformed in the first quarter, underperformed and net outflows in these services persisted. Beyond this part of our business, however, we continue to see positive momentum. Second quarter gross sales were up by double-digits year-over-year in each of our Institutions and Retail channels, while redemptions were at multi-year lows, resulting in our firm’s lowest net outflow quarter since early 2008. Retail was net flow positive for the second consecutive quarter, driven by ongoing strength in fixed income across all regions. We finished the quarter with an $11 billion Institutional pipeline, up 70% sequentially, with wins across our top-performing fixed income categories. And we continue to make progress in the growth areas we’ve targeted in pivoting our business to be more diverse and global. Asset allocation services and our newer, risk-aware equity offerings have attracted net new assets, with clients responding well to the services we offer that meet their needs and deliver solid performance. In alternatives, we had the final closing for our first US opportunistic real estate fund during the quarter, with nearly $700 million in capital commitments, and launched a new tail hedge fund, designed to mitigate tail risk in investment portfolios during periods of extreme market stress. And in Defined Contribution, we recently introduced the first-ever multi-insurer backed Lifetime Income Strategy for United Technologies Corporation (UTC) employees as the investment default for their DC plan. Finally, we’ve stayed diligent on cost reductions, with particular focus on real estate, our largest non-comp expense item.”

Added Kraus:  “As we’ve discussed in the past, we are keenly focused on reducing our global real estate footprint. To that end, we recently completed a comprehensive review of our worldwide office locations and will begin implementing a space consolidation plan during the third quarter of this year. We expect that the actions we will take going forward to vacate and market space for sublease will result over time in projected non-cash real estate charges of $225 to $250 million, with the bulk of the charges occurring in the second half of this year.  These charges are in addition to the earlier non-cash real estate charges our firm has recorded, and they will not affect our future quarterly distributions. Ultimately, we expect to realize annual cost savings of $38 to $43 million once we’ve successfully subleased the vacated space. Of course, these projections are based on current market conditions and could change over time as conditions evolve. We believe implementing this plan will prove effective in meaningfully improving our cost structure, even if current weak market conditions persist, and will play an important part in positioning our firm for a stronger future.”

The firm’s cash distribution per unit of $0.21 is payable on August 30, 2012, to holders of record of AllianceBernstein Holding Units at the close of business on August 13, 2012.

Market Performance

The global equity markets declined in the second quarter of 2012.  The S&P 500 was down 2.8% and the MSCI World’s total return was -5.1% for the second quarter. In fixed income, the Barclays U.S. Aggregate Index returned 2.1% during the quarter, and the Barclays Global Aggregate Index’s total return was 0.6%.

Assets Under Management ($ Billions)

Total assets under management as of June 30, 2012 were $407.3 billion, down 2.8% from March 31, 2012, and down $53.7 billion, or 11.7%, compared to June 30, 2011.

	Institutions	Retail	Private Client	Total
Assets Under Management 6/30/12	$214.9	$124.8	$67.6	$407.3
Net Flows for Three Months Ended 6/30/12	$(3.7)	$3.5	$(2.6)	$(2.8)

www.alliancebernstein.com	2 of 11

Total net outflows of $2.8 billion were significantly lower versus both periods. The sequential decline was largely driven by the absence of $5.8 billion in outflows we sustained in the first quarter as a result of Canadian and Australian asset dispositions by the AXA Group, largely from the Institutions channel. Net outflows in the Institutions channel were $3.7 billion, compared to net outflows of $12.9 billion in the first quarter, with $5.2 billion of the improvement coming from the absence of outflows related to prior period AXA asset dispositions.  Institutions gross sales increased 47% sequentially, to $5.6 billion from the prior quarter’s $3.8 billion. The pipeline of awarded but unfunded Institutional mandates increased from $6.6 billion to $11.3 billion at June 30, 2012, largely the result of new and diverse fixed income mandates awarded during the second quarter. The Retail channel experienced second quarter 2012 net inflows of $3.5 billion, up from the prior quarter’s $2.3 billion.  Retail gross sales declined 7% sequentially to $11.9 billion from $12.9 billion in the first quarter.  In the Private Client channel, net outflows were $2.6 billion versus $1.5 billion in the prior quarter. Private Client gross sales of $0.8 billion in the second quarter of 2012 were down 41% from the prior quarter’s $1.4 billion.

Second Quarter Financial Results

Revenues:

Net revenues of $642 million declined 12% compared to the second quarter of 2011, driven primarily by lower base fees on lower overall assets and lower Bernstein Research Services revenues, partially offset by higher distribution revenues from non-US markets and lower losses on investments held. Sequentially, net revenues decreased 6%. The most significant drivers of the decline were current quarter losses on investments held versus prior quarter gains, lower Bernstein Research Services revenues and lower base fees, partially offset by higher distribution revenues from non-US markets. Bernstein Research Services revenues declined 5% from the second quarter of 2011, and 3% from the first quarter of 2012, as overall market volumes continued to decline.

Adjusted net revenues of $546 million were down 14% compared to the second quarter of 2011, driven primarily by lower base fees on lower overall assets and lower Bernstein Research Services revenues. Sequentially, adjusted net revenues decreased 3%, driven by current quarter investment losses, primarily in seed capital, versus gains in the prior quarter, as well as lower Bernstein Research Services revenues and lower base and performance fees.

Expenses:

Operating expenses were $563 million for the second quarter, a year-over-year decrease of 8%, due to lower employee compensation and benefits, travel and entertainment, and trade and clearing costs, partly offset by a $6.8 million real estate charge we recorded as a result of adjusting a prior period charge in response to weaker current market conditions. Operating expenses decreased by 3% sequentially, with lower employee compensation and benefits, partially offset by higher promotion and servicing and general and administrative expenses. Within promotion and servicing, distribution plan payments, amortization of deferred sales commissions and advertising expenses increased compared to the first quarter of 2012. Within G&A, the sequential increase was driven by the absence of the benefit of a $6.5 million cash receipt recorded in the prior quarter related to the finalization of a claims processing contingency. The current quarter’s real estate charge compares with a $9.3 million charge taken in the first quarter of 2012 associated with consolidating and subleasing space in New York City.

Operating income and margin:

The Company reported operating income of $79 million and an operating margin of 12.5% for the second quarter of 2012, compared to operating income of $116 million and an operating margin of 16.8% for the second quarter of 2011.  Sequentially, operating income was down 22% from the prior quarter’s $101 million and the margin was down from 13.8%.

Adjusted operating income decreased 30% from the second quarter of 2011, to $88 million, and the adjusted operating margin decreased to 16.1% from 19.7%, due to lower revenues and an increase in the ratio of compensation expenses to revenues. On a sequential basis, adjusted operating income decreased 13% from $101 million, and the adjusted operating margin decreased from 18.0%.

www.alliancebernstein.com	3 of 11

Net income and cash distribution per Unit:

Diluted net income per Unit for the second quarter of 2012 was $0.21 compared to $0.34 for the second quarter of 2011 and $0.26 for the first quarter of 2012.

Adjusted diluted net income per Unit for the publicly-traded partnership decreased to $0.24 from $0.35 in the second quarter of 2011 and $0.29 in the first quarter of 2012.

The cash distribution per Unit for the publicly-traded partnership was $0.21 for the second quarter of 2012.

Unit Repurchases

AllianceBernstein engages in open-market purchases of Holding Units to help fund anticipated obligations under its incentive compensation award program and for other corporate purposes under a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The amount of Holding Units AllianceBernstein buys each quarter is subject to SEC regulations, the terms of the 10b5-1 plan and the trading volume of Holding Units on the New York Stock Exchange. In addition, AllianceBernstein purchases Holding Units from employees to allow them to fulfill statutory tax requirements at the time of distribution of long-term incentive compensation awards. During the second quarter of 2012, AllianceBernstein purchased 2.1 million Holding Units for $28.2 million. These amounts reflect open-market purchases of 2.1 million Holding Units for $27.5 million, with the remainder primarily relating to employee tax withholding purchases, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

Second Quarter 2012 Earnings Conference Call Information

Management will review second quarter 2012 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, August 2, 2012. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer and John C. Weisenseel, Chief Financial Officer.

Parties may access the conference call by either webcast or telephone:

1.       To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

2.       To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 10756616.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of second quarter 2012 financial and operating results on August 2, 2012.

A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AllianceBernstein’s website for one week.  An audio replay of the conference call will also be available for one week.  To access the audio replay, please call (855) 859-2056 in the U.S., or (404) 537-3406 outside the U.S., and provide the conference ID #: 10756616.

www.alliancebernstein.com	4 of 11

Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2011 and subsequent Forms 10-Q.  Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
Our belief that our plan to reduce our real estate footprint will be effective in meaningfully improving our cost structure, even if current weak market conditions persist, and will play an important part in positioning our firm for a stronger future.  The charges that we expect to begin recording during the second half of 2012 and our estimates of reduced occupancy costs in future years are based on our current assumptions regarding sublease marketing periods, costs to prepare the properties to market, market rental rates, broker commissions and subtenant allowances/incentives, all of which are factors largely beyond our control. If our assumptions prove to be incorrect, we may be forced to record an additional charge and/or our estimated occupancy cost reduction may be less than we currently project.

In addition, changes and volatility in political, economic, capital market or industry conditions can result in changes in demand for our products and services or impact the value of our assets under management, all of which may adversely affect our results of operations.  The actual performance of the capital markets and other factors beyond our control will affect our investment success for clients and asset flows.  Furthermore, improved flows depend on a number of factors, including our ability to deliver consistent, competitive investment performance, which cannot be assured, conditions of financial markets, consultant recommendations, and changes in our clients’ investment preferences, risk tolerances and liquidity needs.

•
The pipeline of new institutional mandates not yet funded:  Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
Our intention to continue to engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program:  The number of Holding Units needed in future periods to make incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit.

www.alliancebernstein.com	5 of 11

Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b).  Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business.  Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 35%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At June 30, 2012, AllianceBernstein Holding L.P. owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 63.5% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

www.alliancebernstein.com	6 of 11

AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME  |  June 30, 2012

	Three Months Ended
$ thousands, unaudited	6/30/12	3/31/12	6/30/11
Revenues:
Base fees	$422,001	$423,169	$504,566
Performance fees	3,842	4,391	3,757
Bernstein research services	103,008	106,343	107,609
Distribution revenues	95,157	88,960	92,272
Dividend and interest income	4,981	4,406	4,926
Investment gains (losses)	(10,852)	30,958	(13,596)
Other revenues	24,844	24,285	29,108
Total revenues	642,981	682,512	728,642
Less: Interest expense	818	703	648
Net revenues	642,163	681,809	727,994
Expenses:
Employee compensation & benefits	272,821	302,543	326,413
Promotion & servicing
Distribution-related payments	86,120	79,869	78,557
Amortization of deferred sales commissions	10,171	8,267	9,871
Other	51,775	49,734	59,773
General & administrative	129,310	124,910	131,821
Real estate charge	6,787	9,269	18
Interest on borrowings	892	833	619
Amortization of intangible assets	5,540	5,139	5,296
Total expenses	563,416	580,564	612,368

Operating income	78,747	101,245	115,626
Income taxes	5,838	6,703	8,243
Net income	72,909	94,542	107,383
Net (loss) income of consolidated entities attributable to non-controlling interests	(1,276)	7,264	(6,756)
Net Income Attributable to AllianceBernstein Unitholders	$74,185	$87,278	$114,139

Operating margin(1)	12.5%	13.8%	16.8%

(1) Operating income excluding net (loss) income attributable to non-controlling interests as a percentage of net revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/12	3/31/12	6/30/11
Equity in Net Income Attributable to AllianceBernstein Unitholders	$27,803	$32,707	$42,745
Income Taxes	6,464	6,008	7,233
Net Income	21,339	26,699	35,512

Additional Equity in Earnings of Operating Partnership (1)	-	-	141
Net Income - Diluted	$21,339	$26,699	$35,653
Diluted Net Income per Unit	$0.21	$0.26	$0.34
Distribution per Unit	$0.21	$0.26	$0.34

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

		Weighted Average Units
	Period End	Three Months Ended 6/30/12
	Units	Basic	Diluted
AllianceBernstein L.P.	277,612,557	277,820,168	277,820,168
AllianceBernstein Holding L.P.	105,173,342	101,423,537	101,423,537

www.alliancebernstein.com	7 of 11

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT  |  June 30, 2012
($ billions)

Ending and Average	Three Months Ended
	6/30/12	6/30/11
Ending Assets Under Management	$407.3	$461.0
Average Assets Under Management	$411.1	$474.0

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Client	Total
Beginning of Period	$222.3	$124.2	$72.6	$419.1
Sales/New accounts	5.6	11.9	0.8	18.3
Redemptions/Terminations	(6.0)	(7.0)	(2.8)	(15.8)
Net Cash Flows	(3.3)	(1.4)	(0.6)	(5.3)
Net Flows	(3.7)	3.5	(2.6)	(2.8)
Investment Performance	(3.7)	(2.9)	(2.4)	(9.0)
End of Period	$214.9	$124.8	$67.6	$407.3

Three-Month Changes By Investment Service
	Value	Growth	Fixed Income	Other (2)	Total
Beginning of Period	$81.7	$43.9	$224.0	$69.5	$419.1
Sales/New accounts	1.1	1.1	14.2	1.9	18.3
Redemptions/Terminations	(6.1)	(2.6)	(6.6)	(0.5)	(15.8)
Net Cash Flows	(0.4)	(0.5)	(3.6)	(0.8)	(5.3)
Net Flows	(5.4)	(2.0)	4.0	0.6	(2.8)
Investment Performance	(6.7)	(3.2)	2.4	(1.5)	(9.0)
End of Period(1)	$69.6	$38.7	$230.4	$68.6	$407.3

(1) Approximately $40 billion in Blend Strategies AUM are reported in their respective services.
(2) Includes index, structured, asset allocation services and certain other alternative investments.

By Client Domicile
	Institutions	Retail	Private Client	Total
U.S. Clients	$128.8	$74.5	$66.4	$269.7
Non-U.S. Clients	86.1	50.3	1.2	137.6
Total	$214.9	$124.8	$67.6	$407.3

www.alliancebernstein.com	8 of 11

AllianceBernstein L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
		Three Months Ended
$ thousands, unaudited	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11

Net Revenues, GAAP basis	$642,163	$681,809	$624,978	$641,529	$727,994	$755,390
Exclude:
Deferred compensation-related investment (gains) losses	7,619	(15,570)	(9,386)	37,840	1,588	(9,740)
Deferred compensation-related dividends and interest	(344)	(380)	(2,226)	(982)	(524)	(632)
90% of consolidated venture capital fund investment (gains) losses	907	(7,686)	3,116	18,306	6,302	8,054
Distribution-related payments	(86,120)	(79,869)	(73,048)	(76,323)	(78,557)	(74,756)
Amortization of deferred sales commissions	(10,171)	(8,267)	(8,292)	(9,186)	(9,871)	(10,326)
Pass-through fees & expenses	(7,917)	(7,738)	(7,598)	(8,894)	(9,987)	(8,624)
Adjusted Net Revenues	$546,137	$562,299	$527,544	$602,290	$636,945	$659,366
Operating Income (Loss), GAAP basis	$78,747	$101,245	$(540,246)	$77,716	$115,626	$138,435
Exclude:
Deferred compensation-related investment (gains) losses	7,619	(15,570)	(9,386)	37,840	1,588	(9,740)
Deferred compensation-related dividends and interest	(344)	(380)	(2,226)	(982)	(524)	(632)
Deferred compensation-related mark-to-market vesting expense (credit)	(7,030)	14,009	(2,925)	(24,302)	908	6,894
Deferred compensation-related dividends and interest expense	711	152	806	1,572	1,196	1,480
Deferred compensation charge	-	-	587,131	-	-	-
Net impact of deferred compensation-related items	956	(1,789)	573,400	14,128	3,168	(1,998)
Real estate charges	6,787	9,269	294	6,905	18	18
Insurance proceeds	-	-	-	(10,691)	-	-
Sub-total of non-GAAP adjustments	7,743	7,480	573,694	10,342	3,186	(1,980)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(1,276)	7,264	(3,552)	(18,445)	(6,756)	(8,046)
Adjusted Operating Income	$87,766	$101,461	$37,000	$106,503	$125,568	$144,501

Operating Margin, GAAP basis excl. non-controlling interests	12.5%	13.8%	n/m	15.0%	16.8%	19.4%

Adjusted Operating Margin	16.1%	18.0%	7.0%	17.7%	19.7%	21.9%

AllianceBernstein Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
		Three Months Ended
$ thousands except per Unit amounts, unaudited	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11	3/31/11
Net Income (Loss) - Diluted, GAAP basis	$21,339	$26,699	$(199,463)	$27,003	$35,653	$43,923
Impact on net income of AllianceBernstein non-GAAP adjustments	2,838	2,741	206,341	3,773	1,162	(722)
Adjusted Net Income - Diluted	$24,177	$29,440	$6,878	$30,776	$36,815	$43,201

Diluted Net Income (Loss) per Holding Unit, GAAP basis	$0.21	$0.26	$(1.97)	$0.26	$0.34	$0.42
Impact of AllianceBernstein non-GAAP adjustments	0.03	0.03	2.04	0.04	0.01	(0.01)
Adjusted Diluted Net Income per Holding Unit	$0.24	$0.29	$0.07	$0.30	$0.35	$0.41

www.alliancebernstein.com	9 of 11

AllianceBernstein L.P.
Notes to Condensed Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on deferred compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests.  In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues.  We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Amortization of deferred sales commissions is offset against net revenues because such costs, over time, essentially offset distribution revenues earned by the company.  We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues.  These fees have no impact on operating income, but they do have an impact on our operating margin.  As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee deferred compensation-related investments, (2) the deferred compensation charge, (3) real estate charges, (4) insurance proceeds, and (5) the net loss or income of consolidated entities attributable to non-controlling interests.

Prior to 2009, a large proportion of employee compensation was in the form of deferred awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein has economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet.  The full value of the investments’ appreciation (depreciation) is recorded within investment gains and losses on the income statement in the current period.  U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense.  This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting operating income, which will fluctuate over the life of the award and net to zero at the end of the multi-year vesting period.  Although during periods of high market volatility these timing differences have an impact on operating income and operating margin, over the life of the award any impact is ultimately offset.  Because these plans are economically hedged, management believes it is useful to reflect the offset ultimately achieved from hedging the investments’ market exposure in the calculation of adjusted operating income, adjusted operating margin and adjusted diluted net income per Holding Unit, which will produce core operating results from period to period.  The non-GAAP measures exclude gains and losses and dividends and interest on deferred compensation-related investments included in revenues and compensation expense, thus eliminating the timing differences created by different treatment under U.S. GAAP of the market movement on the expense and the investments. In the fourth quarter of 2011, we implemented changes to our employee long-term incentive compensation award program. As a result, mark-to-market investment gains or losses recognized in compensation expense will closely approximate mark-to-market investment gains and losses recognized in revenues.

Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

In the third quarter of 2011, we received significant insurance proceeds from the settlement of a claim that are not considered part of our core operating results.

Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund.  We own a 10% limited partner interest in the fund.  Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund.  However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level.  As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income.  Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

www.alliancebernstein.com	10 of 11

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income.  Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.alliancebernstein.com	11 of 11